                                                                Exhibit 11

11. Statement re computation of per share earnings

                                            Year ended     Year ended     Year ended
                                           September 30,  September 30,  September 30,
                                              1998           1997           1996

Net income (loss) in thousands                 $5,004           $790        $(5,440)

Weighted average shares outstanding         7,799,507      7,588,094      7,360,412

Assumed exercise of stock options,
 weighted average of incremental shares       171,758        260,895             --

Assumed purchase of stock under stock
 purchase plan, weighted average               94,024         17,761             --

Diluted shares-adjusted weighted-
average shares and assumed conversions      8,065,289      7,866,750      7,360,412

Basic earnings (loss per share                   $.64           $.10         $ (.74)

Diluted earnings (loss) per share                $.62           $.10         $ (.74)